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 EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                           (in millions) (unaudited)

                                                Three Months Ended       Year Ended
                                                     March 31           December 31
                                                ------------------      -----------
                                                 1997        1996            1996
                                                 ----        ----            ----
  Loss before income taxes and
    minority interest                         $  (210)    $  (998)        $(1,190)
  Less: Equity in income of 50 percent
    or less owned affiliates                        1           -               9
  Add: Combined fixed charges and
    preferred dividends                           140         170             557
                                              -------     -------         -------
  Earnings as adjusted                        $   (71)    $  (828)        $  (642)
                                              =======     =======         =======

  Combined fixed charges and preferred
    dividends:
     Interest expense                         $   114     $   146         $   456
     Rental expense                                10           6              28
     Pre-tax earnings required to cover
      preferred dividend requirements (b)          16          18              73
                                              -------     -------         -------
  Total combined fixed charges and
    preferred dividends                       $   140     $   170         $   557
                                              =======     =======         =======
  Ratio of earnings to combined fixed
    charges and preferred dividends                (a)         (a)             (a)
                                              =======     =======         =======


 (a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for the three months ended March 31, 1997, March 31, 1996, and the year ended December 31, 1996 would be $211 million, $998 million, and $1,199 million, respectively.

 (b) Dividend requirement divided by 100% minus the effective income tax rate or the statutory rate, whichever is more appropriate.

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